Exhibit 99.1

PureCycle Announces Closing of Concurrent Public Offerings of Convertible Senior Notes and Common Stock

ORLANDO, Fla. — June 15, 2026 — PureCycle Technologies, Inc. (“PureCycle” or the “Company”) (NASDAQ: PCT) today announced the closing of its previously announced public offerings of $287.5 million aggregate principal amount of its 4.75% convertible senior notes due 2032 (the “notes” and, such offering, the “Notes Offering”) and 19,854,000 shares of the Company’s common stock (the “Stock Offering” and, together with the Notes Offering, the “Offerings”), which included $37.5 million aggregate principal amount of notes issued to the underwriters in the Notes Offering pursuant to the exercise in full of their over-allotment option, and 2,283,800 shares of common stock issued to the underwriters in the Stock Offering pursuant to the exercise in full of their option to purchase additional shares of common stock.

Morgan Stanley acted as sole bookrunner for each of the Offerings.

The Offerings were made pursuant to an automatically effective shelf registration statement on Form S-3 (File No. 333-296672), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 10, 2026 that became effective upon filing pursuant to Rule 462(e) of the Securities Act of 1933 (the “Securities Act”). The Offerings were made only by means of prospectus supplements and accompanying prospectuses. The final prospectus supplements and accompanying prospectuses relating to the Offerings have been filed with the SEC and are available free of charge on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplements and accompanying prospectuses relating to the Offerings may also be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

The notes are general unsecured obligations of PureCycle and will accrue interest at a rate of 4.75% per annum, from June 15, 2026. The notes are payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2027. The notes will mature on July 1, 2032, unless earlier converted, redeemed or repurchased.

Holders may convert their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. PureCycle will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at PureCycle’s election. The initial conversion rate is 90.2242 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $11.08 per share of common stock. The initial conversion price represents a premium of approximately 35% above the Offering Price (as defined below) in the Stock Offering. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if PureCycle delivers a notice of redemption, PureCycle will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called) for redemption during the related redemption period, as the case may be.

PureCycle may not redeem the notes prior to July 6, 2029. PureCycle may redeem for cash all or any portion of the notes (subject to certain limitations), at PureCycle’s option, on a redemption date on or after July 6, 2029, if the last reported sale price per share of PureCycle’s common stock has been at least 130% of the conversion price then in effect for a specified period of time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, to, but excluding, the redemption date.

On July 8, 2030, or if PureCycle undergoes a “fundamental change” (as defined in the indenture governing the notes), then, subject to certain conditions and exceptions, holders may require PureCycle to repurchase for cash all or any portion of their notes at a specified repurchase date repurchase price or fundamental change repurchase price, as applicable, equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, to, but excluding, the relevant repurchase date.

The aggregate net proceeds from the Offerings were approximately $432.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use approximately $246.3 million of net proceeds to repurchase approximately $216.0 million aggregate principal amount at maturity of the Company’s 7.25% Green Convertible Senior Notes due 2030 (the “Green Convertible Notes”) in privately negotiated transactions entered into concurrently with the pricing of the Notes Offering. The Company anticipates that the repurchases of the Green Convertible Notes will settle on or about June 15, 2026. The Company expects to use the remaining net proceeds to repurchase additional Green Convertible Notes from time to time and for working capital and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This announcement does not constitute an offer to buy, or the solicitation of an offer to sell, any of the Green Convertible Notes.

PureCycle Contact

Christian Bruey

cbruey@purecycle.com

Investor Relations Contact

Eric DeNatale

edenatale@purecycle.com

About PureCycle

PureCycle Technologies LLC., a subsidiary of PureCycle Technologies, Inc., holds a global license for the only patented dissolution recycling technology, developed by The Procter & Gamble Company (P&G), that is designed to transform polypropylene plastic waste (designated as #5 plastic) into a continuously renewable resource. The unique purification process removes color, odor, and other impurities from #5 plastic waste resulting in our PureFive® resin that can be recycled and reused multiple times, changing our relationship with plastic.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about PureCycle’s expectations regarding the proposed Offerings, including statements regarding the use of net proceeds from the Offerings. The forward-looking statements are based on the current expectations of the management of PureCycle and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this press release. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the sections titled “Risk Factors” contained in the final prospectus supplements related to the Offerings.

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